Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 20, 2015 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $15.7 million and earnings per share of $0.35 for its first quarter ended March 31, 2015. The quarterly results represent an increase of $736,000, or 4.9%, in net income and an increase of $0.02, or 6.1%, in earnings per share from the fourth quarter of 2014; excluding after-tax acquisition-related expenses of $563,000 in the prior quarter, the quarterly results represent an increase of $173,000 in operating earnings(1) and an increase of $0.01 in operating earnings per share(1).

“Union’s first quarter results demonstrated steady progress toward our growth objectives now that the StellarOne integration is fully behind us,” said G. William Beale, president and chief executive officer of Union Bankshares Corporation, “Commercial loans grew at a 7.5% annualized rate during the quarter as our lending teams continued the strong loan production momentum they generated in the fourth quarter.  Asset quality continued to improve with non-performing loans and OREO, including former branch sites, declining during the quarter.  As part of our continuing effort to become more efficient, we completed an in-depth branch analysis across our footprint and will close seven branches, 5% of current branch levels, by the end of August. Going forward, we remain focused on leveraging the franchise for sustainable growth in order to deliver top-tier financial performance for our shareholders over the long-term.”

Select highlights for the first quarter include:

•	Net income for the community bank segment, was $16.0 million, or $0.36 per share, for the first quarter compared to $15.9 million, or $0.35 per share, for the fourth quarter of 2014. Operating earnings(1) for the community bank segment, which excludes after-tax acquisition-related expenses of $563,000, were $16.4 million, or $0.36 per share, for the fourth quarter of 2014.
•	The mortgage segment reported a net loss of $267,000, or $0.01 per share, for the first quarter, an improvement from a net loss of $889,000, or $0.02 per share, for the fourth quarter of 2014.
•	The Return on Average Tangible Common Equity (“ROTCE”) was 9.67% and 9.11% for the quarters ended March 31, 2015 and December 31, 2014, respectively. Operating ROTCE(1) for the quarter ended December 31, 2014 was 9.46%.
•	The Return on Average Assets (“ROA”) was 0.86% and 0.82% for the quarters ended March 31, 2015 and December 31, 2014, respectively. Operating ROA(1) for the quarter ended December 31, 2014 was 0.85%.
•	Average loan balances increased $140.5 million, or 10.8% on an annualized basis, from December 31, 2014. Ending loan balances increased $41.8 million, or 3.1% on an annualized basis, from December 31, 2014.
•	Asset quality improved due to reductions in past due and nonaccrual loan and other real estate owned (“OREO”) balances as well as lower levels of charge-offs and provision for loan losses.

(1) For a reconciliation of the non-GAAP measures operating earnings, earnings per share (“EPS”), ROTCE, and ROA, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

Tax-equivalent net interest income was $64.1 million, a decrease of $940,000 from the fourth quarter of 2014, primarily driven by the impact of the lower day count in the first quarter and lower net accretion related to acquisition accounting. The first quarter tax-equivalent net interest margin decreased 6 basis points to 3.95% from 4.01% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 11 basis points impact of acquisition accounting accretion) decreased by 4 basis points from 3.88% in the previous quarter to 3.84%. The decrease in the core tax-equivalent net interest margin was principally due to the 6 basis point decline in interest-earning asset yields outpacing the 2 basis point reduction in cost of funds. The decline in interest-earning asset yields was primarily driven by lower loan yields, as new and renewed loans were originated and re-priced at lower rates.

The Company continues to believe that core net interest margin will decline modestly over the next several quarters as decreases in interest-earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. During the first quarter, net accretion related to acquisition accounting declined by $326,000 from the prior quarter to $1.9 million. The fourth quarter of 2014, first quarter of 2015, and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Accretion		Accretion (Amortization)
	Loan	Certificates of Deposit	Borrowings	Total

For the quarter ended December 31, 2014	$504	$1,536	$137	$2,177
For the quarter ended March 31, 2015	639	1,075	137	1,851
For the remaining nine months of 2015	1,954	768	100	2,822
For the years ending:
2016	2,547	-	271	2,818
2017	2,743	-	170	2,913
2018	2,520	-	(143)	2,377
2019	1,970	-	(286)	1,684
2020	1,728	-	(301)	1,427
Thereafter	10,313	-	(5,622)	4,691

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the first quarter, the Company experienced declines in past due loan and OREO balances from the prior quarter and the prior year and declines in nonaccrual loan balances from the prior quarter. The decline in OREO balances was mostly attributable to sales of closed bank premises and foreclosed residential real estate property during the quarter. The loan loss provision decreased from the prior quarter due to decreases in net charge-offs and lower specific reserves on impaired loans. The allowance for loan losses to total loans ratios (both unadjusted and adjusted for acquisition accounting) were down from both the prior quarter and the prior year.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired loans (“PCI”) totaling $91.3 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At March 31, 2015, nonperforming assets totaled $42.8 million, a decrease of $7.4 million, or 14.7%, from a year ago and a decline of $4.6 million, or 9.6%, from December 31, 2014. In addition, NPAs as a percentage of total outstanding loans declined 16 basis points from 0.95% a year earlier and 10 basis points from 0.89% last quarter to 0.79% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Nonaccrual loans, excluding PCI loans	$17,385	$19,255	$20,279	$23,099	$14,722
Foreclosed properties	21,727	23,058	28,783	33,739	35,487
Former bank premises	3,707	5,060	8,971	4,755	-
Total nonperforming assets	42,819	47,373	58,033	61,593	50,209

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Beginning Balance	$19,255	$20,279	$23,099	$14,722	$15,035
Net customer payments	(2,996)	(4,352)	(1,654)	(1,088)	(959)
Additions	4,379	7,413	1,099	11,087	1,362
Charge-offs	(3,107)	(1,839)	(604)	(137)	(152)
Loans returning to accruing status	(53)	(2,246)	(723)	(523)	-
Transfers to OREO	(93)	-	(938)	(962)	(564)
Ending Balance	$17,385	$19,255	$20,279	$23,099	$14,722

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Beginning Balance	$28,118	$37,754	$38,494	$35,487	$34,116
Additions of foreclosed property	158	367	2,553	1,619	5,404
Additions of former bank premises	402	63	4,814	6,052	-
Capitalized Improvements	56	424	203	59	-
Valuation Adjustments	(590)	(381)	(6,192)	(817)	(256)
Proceeds from sales	(2,748)	(11,362)	(2,216)	(3,913)	(3,800)
Gains (losses) from sales	38	1,253	98	7	23
Ending Balance	$25,434	$28,118	$37,754	$38,494	$35,487

During the first quarter of 2015, the majority of sales of OREO were related to closed bank premises and residential real estate.

Past Due Loans

Past due loans still accruing interest totaled $42.7 million, or 0.79% of total loans, at March 31, 2015 compared to $49.7 million, or 0.94%, a year ago and $48.1 million, or 0.90%, at December 31, 2014. At March 31, 2015, loans past due 90 days or more and accruing interest totaled $7.9 million, or 0.15% of total loans, compared to $7.2 million, or 0.14%, a year ago and $10.0 million, or 0.19%, at December 31, 2014.

Net Charge-offs

For the quarter ended March 31, 2015, net charge-offs were $3.2 million, or 0.24% on an annualized basis, compared to a net recovery of $772,000, or (0.06%), for the same quarter last year and $4.2 million, or 0.31%, for the fourth quarter of 2014. Of the $3.2 million in loans charged off in the first quarter, $2.9 million, or 90.1%, related to impaired loans specifically reserved for in the prior period.

Provision

The provision for loan losses for the current quarter was $1.8 million, an increase of $1.8 million compared to the same quarter a year ago and a decrease of $2.8 million from the previous quarter. The decrease in provision for loan losses in the current quarter compared to the prior quarter was driven by declines in net charge-offs, lower specific reserves on impaired loans, and improving asset quality metrics.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) decreased $1.4 million from December 31, 2014 to $31.0 million at March 31, 2015. The decline in ALL was primarily driven by lower levels of specific reserves required on impaired loans. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.03% at March 31, 2015, a decrease from 1.08% from the prior quarter and from 1.09% at March 31, 2014. The allowance for loan losses as a percentage of the total loan portfolio was 0.57% at March 31, 2015, 0.61% at December 31, 2014, and 0.59% at March 31, 2014. In acquisition accounting, there is no carryover of previously established allowance for loan losses, as acquired loans are recorded at fair value.

The nonaccrual loan coverage ratio was 178.2% at March 31, 2015, compared to 168.2% at December 31, 2014 and 209.9% at March 31, 2014. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased to $15.1 million from $14.9 million in the prior quarter. Gains on sales of mortgage loans, net of commissions, increased $597,000 or 33.5%, from the prior quarter, driven by unrealized gains on interest rate lock commitments and improved gain on sale margins on mortgage loan originations, despite a seasonal decline in mortgage loan originations. Mortgage loan originations declined by $16.5 million, or 10.6%, in the current quarter to $138.7 million from $155.2 million in the fourth quarter of 2014. Of the loan originations in the current quarter, 47.3% were refinances, which was an increase from 37.8% in the prior quarter. This increase in noninterest income was partially offset by lower service charges on deposit accounts, interchange fees, and gross brokerage commissions.

NONINTEREST EXPENSE

Noninterest expense increased $1.3 million, or 2.5%, to $53.8 million from $52.5 million when compared to the prior quarter. The increase in noninterest expense is primarily driven by a $2.2 million increase in salaries and benefits expense related to seasonal increases in payroll taxes, increased group insurance, and higher incentive compensation costs. OREO and credit-related expenses increased $1.3 million predominantly related to lower gains on sales of OREO in the current quarter. Partially offsetting these increases, acquisition-related costs decreased $821,000, furniture and equipment expenses decreased $504,000, professional fees declined $349,000 and other losses decreased $323,000 primarily due to reductions in fraud-related losses.

BALANCE SHEET

At March 31, 2015, total assets were $7.4 billion, an increase of $29.9 million from December 31, 2014 and an increase of $94.1 million from March 31, 2014. The increase in assets was mostly related to loan growth.

At March 31, 2015, loans net of unearned income were $5.4 billion, an increase of $41.8 million, or 3.1% (annualized), from December 31, 2014, while average loans increased $140.5 million, or 10.8% (annualized). Loans increased $113.6 million, or 2.2%, from March 31, 2014, while average loans increased $80.8 million, or 1.5%.

At March 31, 2015, total deposits were $5.7 billion, an increase of $31.5 million, or 2.2% (annualized) from December 31, 2014, while average deposits declined $20.9 million, or 1.5% (annualized). Deposits decreased $15.9 million, or 0.3%, from March 31, 2014, while average deposits declined $6.0 million, or 0.1%.

In July 2013, the Board of Governors of the Federal Reserve System issued a final rule that makes technical changes to its market risk capital rule to align it with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Act. Effective January 1, 2015, the final rules required the Company to comply with the following minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the prior requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from prior requirement); and (iv) a leverage ratio of 4.0% of total assets (unchanged from the prior requirement). These are the initial capital requirements, which will be phased in over a four-year period; the next phase does not take effect until January 1, 2016. The capital requirements contained in the final rule also include changes in the risk weights of assets to better reflect credit risk and other risk exposures.

At March 31, 2015, the Company had a common equity Tier 1 capital ratio of 10.72%, a Tier 1 capital ratio of 12.19%, a total capital ratio of 12.70%, and a leverage ratio of 10.64%.

The Company’s common equity to asset ratios at March 31, 2015, December 31, 2014, and March 31, 2014 were 13.36%, 13.28%, and 13.47%, respectively, while its tangible common equity to tangible assets ratio was 9.40%, 9.27%, and 9.29% at March 31, 2015, December 31, 2014, and March 31, 2014, respectively.

COMMUNITY BANK SEGMENT INFORMATION

The community bank segment reported net income of $16.0 million for the first quarter, an increase of $114,000, or 0.7%, from $15.9 million in the fourth quarter of 2014. Excluding after-tax acquisition-related expenses of $563,000 in the prior quarter, operating earnings decreased $449,000 from $16.4 million in the fourth quarter of 2014. As previously discussed, the provision for loan losses declined $2.8 million from the prior quarter due to decreased net charge-off levels, lower specific reserves on impaired loans, and continued improvement in asset quality metrics. Net interest income was $61.7 million, a decrease of $1.1 million from the fourth quarter of 2014 principally due to the impact of the lower day count in the current quarter and lower net accretion related to acquisition accounting.

Noninterest income remained consistent at $12.8 million in the current quarter compared to $12.9 million in the prior quarter.

Noninterest expense increased $1.9 million from $49.1 million in the prior quarter to $51.0 million in the current quarter. The increase in noninterest expense is primarily driven by a $2.6 million increase in salaries and benefits expense related to seasonal increases in payroll taxes, increased group insurance, and higher incentive compensation costs. OREO and credit-related expenses increased $1.3 million, predominantly related to lower gains on sales of OREO of $1.2 million in the current quarter. Partially offsetting these increases, acquisition-related costs decreased $821,000, furniture and equipment expenses decreased $493,000, professional fees declined $292,000 and other losses decreased $245,000 primarily due to reductions in fraud-related losses.

MORTGAGE SEGMENT INFORMATION

The mortgage segment reported a net loss of $267,000 for the first quarter, an improvement of $622,000 from a net loss of $889,000 in the fourth quarter of 2014. Noninterest income increased $216,000 during the quarter due to higher gains on sales of mortgage loans, net of commissions, partially offset by nonrecurring income of $334,000 recorded in the fourth quarter. Gains on sales of mortgage loans, net of commissions, increased $597,000, related to unrealized gains on interest rate lock commitments and improved gain on sale margins on mortgage loan originations, despite a seasonal decline in mortgage loan originations. Mortgage loan originations declined by $16.5 million, or 10.6%, in the current quarter to $138.7 million from $155.2 million in the fourth quarter of 2014. Of the loan originations in the current quarter, 47.3% were refinances, which was an increase from 37.8% in the prior quarter. Noninterest expenses decreased $641,000, or 17.4%, from the prior quarter and by $1.7 million from the prior year’s first quarter to $3.0 million, as a result of management’s continued efforts to streamline the mortgage segment’s processes and cost structure to align with mortgage origination levels it has been experiencing over the last several quarters.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 131 banking offices and 200 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

The Company announced that, effective February 16, 2015, it had changed its subsidiary bank’s name from “Union First Market Bank” to “Union Bank & Trust.”

Additional information on the Company is available at http://investors.bankatunion.com.

Union Bankshares Corporation will hold a conference call on Monday, April 20th, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 22746695.

ADOPTION OF NEW ACCOUNTING STANDARDS

The Company adopted ASU 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects” as of January 1, 2015. As permitted by the guidance, the Company adopted the proportional amortization method of accounting for Qualified Affordable Housing Projects. The proportional amortization method amortizes the cost of the investment over the period in which the Company will receive tax credits and other tax benefits, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, these investments were accounted for under the equity method of accounting and the passive losses related to the investments were recognized within noninterest expense. The Company adopted this guidance in the first quarter of 2015 with retrospective application as required by the ASU. Prior period results and related metrics have been restated to conform to this presentation.

NON-GAAP MEASURES

In reporting the results of the quarter ended March 31, 2015, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, technology, consumer spending and savings habits, mergers and acquisitions, technology and consumer spending and saving habits.  More information is available on the Company’s website, http://investors.bankatunion.com. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	Three Months Ended
	03/31/15	12/31/14	03/31/14
Results of Operations
Interest and dividend income	$67,600	$68,511	$68,208
Interest expense	5,631	5,446	4,450
Net interest income	61,969	63,065	63,758
Provision for loan losses	1,750	4,500	-
Net interest income after provision for loan losses	60,219	58,565	63,758
Noninterest income	15,054	14,901	13,788
Noninterest expenses	53,840	52,550	67,285
Income before income taxes	21,433	20,916	10,261
Income tax expense	5,732	5,951	2,553
Net income	$15,701	$14,965	$7,708

Interest earned on earning assets (FTE)	$69,761	$70,516	$70,154
Net interest income (FTE)	64,130	65,070	65,704
Core deposit intangible amortization	2,222	2,334	2,616

Net income - community bank segment	$15,968	$15,854	$9,088
Net income (loss) - mortgage segment	(267)	(889)	(1,380)

Key Ratios
Earnings per common share, diluted	$0.35	$0.33	$0.16
Return on average assets (ROA)	0.86%	0.82%	0.43%
Return on average equity (ROE)	6.48%	6.05%	3.13%
Return on average tangible common equity (ROTCE)	9.67%	9.11%	4.73%
Efficiency ratio (FTE)	67.99%	65.71%	84.64%
Efficiency ratio - community bank segment (FTE)	66.43%	63.05%	81.33%
Efficiency ratio - mortgage bank segment (FTE)	115.86%	155.98%	186.04%
Net interest margin (FTE)	3.95%	4.01%	4.14%
Net interest margin, core (FTE) (1)	3.84%	3.88%	3.99%
Yields on earning assets (FTE)	4.30%	4.35%	4.42%
Cost of interest-bearing liabilities (FTE)	0.45%	0.43%	0.34%
Cost of funds	0.35%	0.34%	0.28%

Key Operating Ratios - excluding merger costs (non-GAAP) (2)
Consolidated
Operating net income	$15,701	$15,528	$16,724
Operating diluted earnings per share	$0.35	$0.34	$0.36
Operating return on average assets	0.86%	0.85%	0.94%
Operating return on average equity	6.48%	6.28%	6.80%
Operating return on average tangible common equity	9.67%	9.46%	10.27%
Operating efficiency ratio (FTE)	67.99%	64.68%	68.08%

Community Bank Segment
Operating net income	$15,968	$16,417	$18,104
Operating diluted earnings per share	$0.36	$0.36	$0.38
Operating return on average assets	0.88%	0.90%	1.02%
Operating return on average equity	6.61%	6.66%	7.47%
Operating return on average tangible common equity	9.88%	10.05%	11.38%
Operating efficiency ratio (FTE)	66.43%	61.99%	64.26%

	Three Months Ended
	03/31/15	12/31/14	03/31/14

Capital Ratios
Common equity Tier 1 capital ratio (3)	10.72%	N/A	N/A
Tier 1 capital ratio (3)	12.19%	12.77%	13.02%
Total capital ratio (3)	12.70%	13.40%	13.70%
Leverage ratio (Tier 1 capital to average assets) (3)	10.64%	10.63%	10.66%
Common equity to total assets	13.36%	13.28%	13.47%
Tangible common equity to tangible assets	9.40%	9.27%	9.29%

Financial Condition
Assets	$7,388,559	$7,358,643	$7,294,505
Loans, net of unearned income	5,387,755	5,345,996	5,274,198
Earning Assets	6,602,453	6,566,504	6,469,151
Goodwill	293,522	293,522	296,876
Core deposit intangibles, net	29,533	31,755	38,935
Deposits	5,670,228	5,638,770	5,686,131
Stockholders' equity	986,916	977,169	982,299
Tangible common equity	663,861	651,892	646,488

Loans, net of unearned income
Raw land and lots	$197,759	$211,225	$233,207
Commercial construction	358,436	341,280	329,364
Commercial real estate	2,416,812	2,384,602	2,343,631
Single family investment real estate	416,984	412,494	386,471
Commercial and industrial	426,490	393,776	390,072
Other commercial	80,416	81,106	80,790
Consumer	1,490,858	1,521,513	1,510,663
Total loans, net of unearned income	$5,387,755	$5,345,996	$5,274,198

Interest-Bearing Deposits
NOW accounts	$1,328,994	$1,332,029	$1,256,910
Money market accounts	1,258,564	1,261,520	1,414,918
Savings accounts	565,506	548,526	559,299
Time deposits of $100,000 and over	520,720	550,842	608,753
Other time deposits	721,509	746,475	827,588
Total interest-bearing deposits	$4,395,293	$4,439,392	$4,667,468
Demand deposits	1,274,935	1,199,378	1,018,663
Total deposits	$5,670,228	$5,638,770	$5,686,131

Averages
Assets	$7,362,683	$7,237,492	$7,249,614
Loans, net of unearned income	5,360,676	5,220,223	5,279,924
Loans held for sale	38,469	34,740	49,767
Securities	1,143,632	1,145,458	1,076,479
Earning assets	6,576,415	6,433,992	6,432,326
Deposits	5,639,917	5,660,824	5,645,961
Certificates of deposit	1,269,352	1,318,005	1,463,076
Interest-bearing deposits	4,416,699	4,437,178	4,686,438
Borrowings	679,341	536,639	549,663
Interest-bearing liabilities	5,096,040	4,973,817	5,236,101
Stockholders' equity	982,548	981,291	997,654
Tangible common equity	658,429	651,561	660,329

	Three Months Ended
	03/31/15	12/31/14	03/31/14
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$32,384	$32,109	$30,135
Add: Recoveries	672	603	1,659
Less: Charge-offs	3,829	4,828	887
Add: Provision for loan losses	1,750	4,500	-
Ending balance	$30,977	$32,384	$30,907

ALL / total outstanding loans	0.57%	0.61%	0.59%
ALL / total outstanding loans, adjusted for acquisition accounting (4)	1.03%	1.08%	1.09%
Net charge-offs / total outstanding loans	0.24%	0.31%	-0.06%
Provision / total outstanding loans	0.13%	0.33%	0.00%
Nonperforming Assets
Commercial	$14,532	$15,719	$11,362
Consumer	2,853	3,536	3,360
Nonaccrual loans	17,385	19,255	14,722
Other real estate owned	25,434	28,118	35,487
Total nonperforming assets (NPAs)	42,819	47,373	50,209
Commercial	2,578	3,251	3,485
Consumer	5,354	6,796	3,720
Loans ≥ 90 days and still accruing	7,932	10,047	7,205
Total nonperforming assets and loans ≥ 90 days	$50,751	$57,420	$57,414
NPAs / total outstanding loans	0.79%	0.89%	0.95%
NPAs / total assets	0.58%	0.64%	0.69%
ALL / nonperforming loans	178.18%	168.19%	209.94%
ALL / nonperforming assets	72.34%	68.36%	61.56%
Past Due Detail
Commercial	$1,388	$2,692	$2,599
Consumer	5,833	6,038	4,511
Loans 60-89 days past due	$7,221	$8,730	$7,110
Commercial	$6,499	$9,682	$12,381
Consumer	21,090	19,615	23,018
Loans 30-59 days past due	$27,589	$29,297	$35,399
Commercial	$81,155	$94,235	$120,291
Consumer	10,191	11,553	18,140
Purchased impaired	$91,346	$105,788	$138,431
Troubled Debt Restructurings
Performing	$21,336	$22,829	$37,195
Nonperforming	2,740	3,948	7,090
Total troubled debt restructurings	$24,076	$26,777	$44,285

Per Share Data
Earnings per common share, basic	$0.35	$0.33	$0.16
Earnings per common share, diluted	0.35	0.33	0.16
Cash dividends paid per common share	0.15	0.15	0.14
Market value per share	22.21	24.08	25.42
Book value per common share	21.98	21.73	21.15
Tangible book value per common share	14.78	14.50	13.92
Price to earnings ratio, diluted	15.65	18.39	39.17
Price to book value per common share ratio	1.01	1.11	1.20
Price to tangible common share ratio	1.50	1.66	1.83
Weighted average common shares outstanding, basic	45,105,969	45,341,854	46,977,416
Weighted average common shares outstanding, diluted	45,187,516	45,426,861	47,080,661
Common shares outstanding at end of period	45,155,024	45,162,853	46,677,821

	Three Months Ended
	03/31/15	12/31/14	03/31/14
Alternative Performance Measures (non-GAAP)
Operating Earnings (2)
Net Income (GAAP)	$15,701	$14,965	$7,708
Plus: Merger and conversion related expense, after tax	-	563	9,016
Net operating earnings (loss) (non-GAAP)	$15,701	$15,528	$16,724

Operating earnings per share - Basic	$0.35	$0.34	$0.36
Operating earnings per share - Diluted	0.35	0.34	0.36
Operating ROA	0.86%	0.85%	0.94%
Operating ROE	6.48%	6.28%	6.80%
Operating ROTCE	9.67%	9.46%	10.27%

Community Bank Segment Operating Earnings (2)
Net Income (GAAP)	$15,968	$15,854	$9,088
Plus: Merger and conversion related expense, after tax	-	563	9,016
Net operating earnings (loss) (non-GAAP)	$15,968	$16,417	$18,104

Operating earnings per share - Basic	$0.36	$0.36	$0.38
Operating earnings per share - Diluted	0.36	0.36	0.38
Operating ROA	0.88%	0.90%	1.02%
Operating ROE	6.61%	6.66%	7.47%
Operating ROTCE	9.88%	10.05%	11.38%

Operating Efficiency Ratio FTE (2)
Net Interest Income (GAAP)	$61,969	$63,065	$63,758
FTE adjustment	2,161	2,005	1,946
Net Interest Income (FTE)	$64,130	$65,070	$65,704
Noninterest Income (GAAP)	15,054	14,901	13,788
Noninterest Expense (GAAP)	$53,840	$52,550	$67,285
Merger and conversion related expense	-	821	13,168
Noninterest Expense (Non-GAAP)	$53,840	$51,729	$54,117

Operating Efficiency Ratio FTE (non-GAAP)	67.99%	64.68%	68.08%

Community Bank Segment Operating Efficiency Ratio FTE (2)
Net Interest Income (GAAP)	$61,723	$62,866	$63,526
FTE adjustment	2,161	2,005	1,962
Net Interest Income (FTE)	$63,884	$64,871	$65,488
Noninterest Income (GAAP)	12,848	12,912	11,659
Noninterest Expense (GAAP)	$50,972	$49,042	$62,746
Merger and conversion related expense	-	821	13,168
Noninterest Expense (Non-GAAP)	$50,972	$48,221	$49,578

Operating Efficiency Ratio FTE (non-GAAP)	66.43%	61.99%	64.26%

Tangible Common Equity (5)
Ending equity	$986,916	$977,169	$982,299
Less: Ending goodwill	293,522	293,522	296,876
Less: Ending core deposit intangibles	29,533	31,755	38,935
Ending tangible common equity	$663,861	$651,892	$646,488

Average equity	$982,548	$981,291	$997,654
Less: Average goodwill	293,522	296,855	296,876
Less: Average core deposit intangibles	30,597	32,875	40,449
Average tangible common equity	$658,429	$651,561	$660,329

	Three Months Ended
	03/31/15	12/31/14	03/31/14
ALL to loans, adjusted for acquisition accounting (non-GAAP)(4)
Allowance for loan losses	$30,977	$32,384	$30,907
Remaining fair value mark on purchased performing loans	23,794	24,340	25,515
Adjusted allowance for loan losses	54,771	56,724	56,422

Loans, net of unearned income	5,387,755	5,345,996	5,274,198
Remaining fair value mark on purchased performing loans	23,794	24,340	25,515
Less: Purchased credit impaired loans, net of fair value mark	91,346	105,788	138,431
Adjusted loans, net of unearned income	$5,320,203	$5,264,548	$5,161,282

ALL / gross loans, adjusted for acquisition accounting	1.03%	1.08%	1.09%

Mortgage Origination Volume
Refinance Volume	$65,549	$58,662	$45,322
Construction Volume	19,552	25,764	32,103
Purchase Volume	53,613	70,775	71,635
Total Mortgage loan originations	$138,714	$155,201	$149,060
% of originations that are refinances	47.26%	37.80%	30.41%

Other Data
End of period full-time employees	1,445	1,471	1,628
Number of full-service branches	131	131	144
Number of full automatic transaction machines (ATMs)	200	201	210

(1) The core net interest margin, fully taxable equivalent (“FTE”), excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(3) Beginning January 1, 2015, the Company calculates its regulatory capital under the Basel III Standardized Approach. The Company calculated regulatory capital measures for periods prior to 2015 under previous regulatory requirements. All ratios at March 31, 2015 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods presented as filed.

(4) The allowance for loan losses ratio, adjusted for acquisition accounting (non-GAAP), includes an adjustment for the fair value mark on purchased performing loans. The purchased performing loans are reported net of the related fair value mark in loans, net of unearned income, on the Company’s Consolidated Balance Sheet; therefore, the fair value mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the fair value mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective fair value mark, are removed from the loans, net of unearned income, as these PCI loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses ratio, adjusted for acquisition accounting, is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the fair value mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(5) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$112,793	$112,752	$117,189
Interest-bearing deposits in other banks	24,256	19,344	24,541
Money market investments	1	1	1
Federal funds sold	312	1,163	519
Total cash and cash equivalents	137,362	133,260	142,250

Securities available for sale, at fair value	1,089,664	1,102,114	1,078,699
Restricted stock, at cost	53,146	54,854	42,441

Loans held for sale	46,048	42,519	48,341

Loans, net of unearned income	5,387,755	5,345,996	5,274,198
Less allowance for loan losses	30,977	32,384	30,907
Net loans	5,356,778	5,313,612	5,243,291

Premises and equipment, net	134,429	135,247	151,840
Other real estate owned, net of valuation allowance	25,434	28,118	35,487
Core deposit intangibles, net	29,533	31,755	38,935
Goodwill	293,522	293,522	296,876
Bank owned life insurance	140,143	139,005	135,350
Other assets	82,500	84,637	80,995
Total assets	$7,388,559	$7,358,643	$7,294,505

LIABILITIES
Noninterest-bearing demand deposits	$1,274,935	$1,199,378	$1,018,663
Interest-bearing deposits	4,395,293	4,439,392	4,667,468
Total deposits	5,670,228	5,638,770	5,686,131

Securities sold under agreements to repurchase	39,434	44,393	57,681
Other short-term borrowings	335,000	343,000	216,600
Long-term borrowings	299,914	299,542	298,417
Other liabilities	57,067	55,769	53,377
Total liabilities	6,401,643	6,381,474	6,312,206

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 45,155,024 shares, 45,162,853 shares, and 46,677,821 shares, respectively.	59,721	59,795	61,780
Surplus	641,882	643,443	678,143
Retained earnings	270,618	261,676	237,650
Accumulated other comprehensive income	14,695	12,255	4,726
Total stockholders' equity	986,916	977,169	982,299

Total liabilities and stockholders' equity	$7,388,559	$7,358,643	$7,294,505

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Interest and dividend income:
Interest and fees on loans	$60,452	$61,369	$61,269
Interest on federal funds sold	-	1	-
Interest on deposits in other banks	17	19	12
Interest and dividends on securities:
Taxable	3,807	3,834	3,648
Nontaxable	3,324	3,288	3,279
Total interest and dividend income	67,600	68,511	68,208

Interest expense:
Interest on deposits	3,321	3,201	2,256
Interest on federal funds purchased	1	1	24
Interest on short-term borrowings	249	143	119
Interest on long-term borrowings	2,060	2,101	2,051
Total interest expense	5,631	5,446	4,450

Net interest income	61,969	63,065	63,758
Provision for loan losses	1,750	4,500	-
Net interest income after provision for loan losses	60,219	58,565	63,758

Noninterest income:
Service charges on deposit accounts	4,214	4,440	4,298
Other service charges and fees	3,584	3,701	3,344
Fiduciary and asset management fees	2,219	2,282	2,303
Gains on sales of mortgage loans, net of commissions	2,379	1,782	2,297
Gains on securities transactions, net	193	246	29
Bank owned life insurance income	1,135	1,181	1,089
Other operating income	1,330	1,269	428
Total noninterest income	15,054	14,901	13,788

Noninterest expenses:
Salaries and benefits	27,492	25,338	29,214
Occupancy expenses	5,133	4,952	5,180
Furniture and equipment expenses	2,813	3,317	2,868
Printing, postage, and supplies	1,370	1,242	1,223
Communications expense	1,179	1,161	1,098
Technology and data processing	3,255	3,319	3,074
Professional services	1,348	1,697	1,055
Marketing and advertising expense	1,687	1,585	1,065
FDIC assessment premiums and other insurance	1,398	1,562	1,393
Other taxes	1,551	1,432	1,385
Loan-related expenses	684	685	542
OREO and credit-related expenses (recovery)	1,186	(89)	1,451
Amortization of intangible assets	2,222	2,334	2,616
Acquisition and conversion costs	-	821	13,168
Other expenses	2,522	3,194	1,953
Total noninterest expenses	53,840	52,550	67,285

Income before income taxes	21,433	20,916	10,261
Income tax expense	5,732	5,951	2,553
Net income	$15,701	$14,965	$7,708
Earnings per common share:
Basic	$0.35	$0.33	$0.16
Diluted	$0.35	$0.33	$0.16
Weighted average number of common shares outstanding:
Basic	45,105,969	45,341,854	46,977,416
Diluted	45,187,516	45,426,861	47,080,661

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended March 31, 2015
Net interest income	$61,723	$246	$-	$61,969
Provision for loan losses	1,750	-	-	1,750
Net interest income after provision for loan losses	59,973	246	-	60,219
Noninterest income	12,848	2,376	(170)	15,054
Noninterest expenses	50,972	3,038	(170)	53,840
Income (loss) before income taxes	21,849	(416)	-	21,433
Income tax expense (benefit)	5,881	(149)	-	5,732
Net income (loss)	$15,968	$(267)	$-	$15,701
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (loss) (non-GAAP)	$15,968	$(267)	$-	$15,701
Total assets	$7,382,266	$55,380	$(49,087)	$7,388,559

Three Months Ended December 31, 2014
Net interest income	$62,866	$199	$-	$63,065
Provision for loan losses	4,500	-	-	4,500
Net interest income after provision for loan losses	58,366	199	-	58,565
Noninterest income	12,912	2,160	(171)	14,901
Noninterest expenses	49,042	3,679	(171)	52,550
Income (loss) before income taxes	22,236	(1,320)	-	20,916
Income tax expense (benefit)	6,382	(431)	-	5,951
Net income (loss)	$15,854	$(889)	$-	$14,965
Plus: Merger and conversion related expense, after tax	563	-	-	563
Net operating earnings (loss) (non-GAAP)	$16,417	$(889)	$-	$15,528
Total assets	$7,354,058	$51,485	$(46,900)	$7,358,643

Three Months Ended March 31, 2014
Net interest income	$63,526	$232	$-	$63,758
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	63,526	232	-	63,758
Noninterest income	11,659	2,300	(171)	13,788
Noninterest expenses	62,746	4,710	(171)	67,285
Income (loss) before income taxes	12,439	(2,178)	-	10,261
Income tax expense (benefit)	3,351	(798)	-	2,553
Net income (loss)	$9,088	$(1,380)	$-	$7,708
Plus: Merger and conversion related expense, after tax	9,016	-	-	9,016
Net operating earnings (loss) (non-GAAP)	$18,104	$(1,380)	$-	$16,724
Total assets	$7,282,311	$57,705	$(45,511)	$7,294,505

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	March 31, 2015			December 31, 2014
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$730,404	$3,807	2.11%	$739,227	$3,834	2.06%
Tax-exempt	413,228	5,114	5.02%	406,231	5,059	4.94%
Total securities	1,143,632	8,921	3.16%	1,145,458	8,893	3.08%
Loans, net (2) (3)	5,360,676	60,527	4.58%	5,220,223	61,272	4.66%
Loans held for sale	38,469	296	3.12%	34,740	331	3.78%
Federal funds sold	792	-	0.20%	1,292	1	0.21%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	32,845	17	0.20%	32,278	19	0.23%
Total earning assets	6,576,415	$69,761	4.30%	6,433,992	$70,516	4.35%
Allowance for loan losses	(32,992)			(31,759)
Total non-earning assets	819,260			835,259
Total assets	$7,362,683			$7,237,492

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,591,991	$1,160	0.18%	$2,568,628	$1,178	0.18%
Regular savings	555,356	268	0.20%	550,545	278	0.20%
Time deposits (4)	1,269,352	1,893	0.60%	1,318,005	1,745	0.53%
Total interest-bearing deposits	4,416,699	3,321	0.30%	4,437,178	3,201	0.29%
Other borrowings (5)	679,341	2,310	1.38%	536,639	2,245	1.66%
Total interest-bearing liabilities	5,096,040	$5,631	0.45%	4,973,817	$5,446	0.43%

Noninterest-bearing liabilities:
Demand deposits	1,223,218			1,223,646
Other liabilities	60,877			58,738
Total liabilities	6,380,135			6,256,201
Stockholders' equity	982,548			981,291
Total liabilities and stockholders' equity	$7,362,683			$7,237,492

Net interest income		$64,130			$65,070

Interest rate spread (6)			3.85%			3.92%
Cost of funds	0.35%			0.34%
Net interest margin (7)			3.95%			4.01%

(1) Rates and yields are annualized and calculated from actual, not rounded, amounts in thousands, which appear above.

(2) Nonaccrual loans are included in average loans outstanding.

(3) Interest income on loans includes $639,000 and $504,000 for the three months ended March 31, 2015 and December 31, 2014, respectively, in accretion of the fair market value adjustments related to acquisitions.

(4) Interest expense on certificates of deposits includes $1.1 million and $1.5 million for the three months ended March 31, 2015 and December 31, 2014, respectively, in accretion of the fair market value adjustments related to acquisitions.

(5) Interest expense on borrowings includes $137,000 for both the three months ended March 31, 2015 and December 31, 2014, respectively, in amortization of the fair market value adjustments related to acquisitions.

(6) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(7) Core net interest margin excludes purchase accounting adjustments and was 3.84% and 3.88% for the three months ended March 31, 2015 and December 31, 2014, respectively.